Impression & Axim – Exclusivity Agreement

Date [*03/09/2018*]

Parties

Name	Impression Healthcare Limited
ACN	096 635 246
Short form name	**Impression**
Notice details	13 Central Avenue Moorabbin VIC 3189 Email: glenn@impression.healthcare Attention: Glenn Fowles

Name	Axim Biotechnologies Inc.
Short form name	**Axim**
Notice details	45 Rockefeller Plaza 20th Floor, Suite 83 New York NY 10111 Email: ganastassov@aximbiotech.com & lchangoer@aximbiotech.com Attention: Mr George Anastassov & Mr Lekhram Changoer

Background and purpose

Impression is Australia's largest home dental impression company, making custom-fitted devices provided direct to the consumer, through a growing dental practitioner network, retail channels and via various other sales collaborations. Impression would like to enter the medicinal cannabis sector in Australia and New Zealand for the provision of therapeutic products for all possible indications, including those related to oral health care.

Following initial discussions and internal review of Axim and its product range, Impression proposes to collaborate with Axim for the license and distribution of Axim's entire range of current and future medicinal cannabis products, including Axim's full product range across its Pharmaceuticals, Nutraceuticals, Botanicals/Phytoplants and Oral Health divisions **(Axim Products)** for the Australian and New Zealand markets **(Proposed Relationship)**.

On or around the date of this agreement, the parties entered into a terms sheet **(Terms Sheet)** to give effect to the Proposed Relationship. The purpose of this agreement is to set out the exclusivity arrangements which apply to the Terms Sheet and the Proposed Relationship.

Unless expressed otherwise, capitalised terms used in this letter have the same meaning as in the Terms Sheet.

Material commercial terms

Exclusivity		
1.	**Exclusivity period**	From the date on which this agreement is executed, until the earlier to occur of the following: (a) the Transaction Documents are executed; and (b) 90 days after the date on which this agreement is executed, **(Exclusivity Period)**, Axim must negotiate exclusively with Impression with

		respect to the Proposed Relationship and the proposed distribution of any Axim Products in Australia and New Zealand. During the Exclusivity Period, Axim must not, and must ensure that its officers, employees, shareholders and representatives do not knowingly, directly or indirectly, enter into or pursue any discussion with, provide information to, or enter into any agreement with any other person in respect of a proposal which, if completed, may reasonably be expected to result in the grant of a licence and/or rights of distribution of the Axim Products in Australia and/or New Zealand or take any action which would adversely affect the ability of the parties to execute the Transaction Documents or to otherwise give effect to the Proposed Relationship.
2.	**Exclusivity Payment Shares**	The parties agree that in consideration of the grant of exclusivity as set out in paragraph 1, Impression will issue to Axim 6,800,000 fully paid ordinary shares in Impression (**Exclusivity Payment Shares**). This quantity of shares is based on consideration of $US100,000; the current share price of A$0.02 per share; and an exchange rate of $0.74 AUD/USD - rounded-up to the nearest hundred thousand shares. The Exclusivity Payment Shares must be issued within 10 business days of the date this agreement is executed by the parties. These shares will be subject to an escrow period for the duration of the Exclusivity Period.
General		
3.	**Confidentiality and announcements**	The confidentiality and announcements provisions of the Terms Sheet apply to this agreement.
4.	**Costs**	The parties will bear their respective costs and expenses for negotiating and executing this agreement.
5.	**Counterparts**	This agreement may be executed in counterparts and by PDF signature.
6.	**Governing law**	This agreement is governed by the laws of and construed in accordance with the Commonwealth of Australia and the United States of America (where applicable).

Signing page

Executed as a **deed**

Executed by **Impression Healthcare Limited ACN 096 635 246** in accordance with Section 127 of the *Corporations Act 2001*

[signature]	[signature]
Signature of director	Signature of ~~director/~~company secretary (Please delete as applicable)
TROY VALENTINE	GLENN FOWLES
Name of director (print)	Name of ~~director/~~company secretary (print)

Signed sealed and **delivered** by **Axim Biotechnologies Inc.** by its authorised representative in the presence of

	[signature]
Signature of witness	Signature of authorised representative
	George E. Anastassov. CEO
Name of witness (print)	Name and capacity of authorised representative